Exhibit 99.1

Contact:	Paul W. Taylor	Christopher G. Treece
	President & Chief Executive Officer	E.V.P., Chief Financial Officer & Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2011 Third Quarter Financial Results

•                  Quarterly net income increases to $2.2 million, or 52.8% from the previous linked quarter

•                  Significant reduction in classified assets of $30.0 million, or 26.9% during the quarter

•                  Growth in pass-rated loans of $22.1 million, or 2.2% during the quarter

•                  Tangible Common Equity Ratio increases to 9.4% as compared to 5.0% at June 30, 2011 due to the early conversion of preferred stock during the quarter; Equity Ratio improves to 10.0%

•                  Growth in core deposits of $51.7 million, or 5.0% during the quarter

DENVER, October 20, 2011 — Guaranty Bancorp (Nasdaq: GBNK) today reported third quarter 2011 net income of $2.2 million compared to a net loss of $4.0 million in the third quarter 2010.  The earnings per common share calculation for the current quarter included a non-cash adjustment of approximately $16.8 million, or $0.32 per basic and diluted common share, related to the regular quarterly paid-in-kind dividend on the Company’s Series A Convertible Preferred Stock and the previously announced transaction that accelerated the conversion of the Series A Convertible Preferred Stock into common stock. With this adjustment to earnings per common share, the Company reported a loss of $0.28 per basic and diluted common share for the current quarter compared to a loss of $0.11 per basic and diluted common share for the same period a year ago. Without this adjustment, the Company would have reported positive earnings per common share. This adjustment was the final adjustment to the earnings per common share computation related to the Company’s Series A Convertible Preferred Stock.  As a result of this accelerated conversion of all shares of our preferred stock, the 9% dividend on such shares was eliminated and the Company’s consolidated capital ratios improved significantly.

Paul W. Taylor, Guaranty Bancorp’s President and Chief Executive Officer, stated, “I am pleased to announce our third consecutive quarter of improved earnings and credit quality. In addition to quarterly net income of $2.2 million, our key credit quality measure of classified assets to Tier 1 capital and allowance fell to 42.6% at the end of the third quarter as compared to 56.3% at the end of the previous quarter. Further, the early conversion of our preferred stock in the third quarter significantly improved several of our key capital ratios. Our leverage ratio increased to 11.4% at September 30, 2011 as compared to 6.7% at the end of the prior quarter.  Similarly, our tangible common equity ratio improved to 9.4% at the end of the third quarter as compared to 5.0% at June 30, 2011. In addition, our equity ratio improved to 10.0% as compared to 9.5% as June 30, 2011.  Our strong capital ratios are significant because they do not, and never did, include any government monies or funds.”

Mr. Taylor continued, “While our total outstanding loans declined slightly this quarter, due mostly to expected payoffs and reductions in problem loans, we have continued our success in generating new loan business. We originated $84.8 million of new loans in the third quarter, our strongest quarter in over two years.  In addition, our core deposit balances increased $51.7 million during the quarter.”

For the nine months ended September 30, 2011, net income was $4.1 million compared to a net loss of $10.2 million for the same period in 2010. The earnings per common share calculation included a non-cash adjustment of approximately $19.8 million, or $0.38 per basic and diluted common share, related to three quarters of paid-in-kind preferred stock dividends and the previously announced mandatory accelerated conversion of the Company’s Series A Convertible Preferred Stock into common stock.  After giving effect to the preferred stock dividends and mandatory accelerated conversion of preferred stock, the loss per basic and diluted common share for the first nine months of 2011 was $0.30 per share compared to a loss per basic and diluted common share of $0.28 for the same period in 2010.  Net income improved due to a $10.9 million reduction in provision for loan losses, a $12.4 million reduction in noninterest expense primarily related to other real estate owned and a $2.0 million reduction in FDIC assessments.  These considerable income improvements were partially offset by a $4.4 million decrease in net interest income due mostly to a reduced level of earning assets in 2011 as well as a $6.3 million decrease in income tax benefit.

Key Financial Measures

Income Statement

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Income (loss) before income taxes	$2,153	$1,409	$(6,463)	$4,076	$(16,496)
Net income (loss)	2,153	1,409	(4,007)	4,076	(10,206)
Net loss to common stockholders	(14,649)	(109)	(5,428)	(15,730)	(14,377)
Loss per common share	$(0.28)	$0.00	$(0.11)	$(0.30)	$(0.28)
Return on average assets	0.49%	0.32%	(0.81)%	0.30%	(0.68)%
Net interest margin	3.62%	3.56%	3.53%	3.53%	3.50%

Balance Sheet

	September 30, 2011	December 31, 2010	% Change	September 30, 2010	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$93,226	$141,465	(34.1)%	$109,770	(15.1)%
Total investments	314,420	418,668	(24.9)%	401,131	(21.6)%
Total loans, net of unearned discount	1,088,358	1,204,580	(9.6)%	1,289,492	(15.6)%
Loans held for sale	14,200	14,200	0.0%	—	100.0%
Allowance for loan losses	(35,852)	(47,069)	(23.8)%	(41,898)	(14.4)%
Total assets	1,692,368	1,870,052	(9.5)%	1,933,146	(12.5)%
Average assets, quarter-to-date	1,758,422	1,940,513	(9.4)%	1,962,828	(10.4)%
Total deposits	1,330,661	1,462,351	(9.0)%	1,512,479	(12.0)%
Book value per common share	1.61	1.76	(8.5)%	2.25	(28.4)%
Tangible book value per common share	1.50	1.50	0.0%	1.97	(23.9)%
Equity ratio — GAAP	10.01%	8.57%	16.8%	9.60%	4.3%
Tangible common equity ratio	9.42%	4.39%	114.6%	5.57%	69.1%
Total risk-based capital ratio	16.64%	14.99%	11.0%	15.28%	8.9%

Net Interest Income and Margin

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Dollars in thousands)
Net interest income	$15,112	$14,747	$16,196	$44,569	$48,961
Interest rate spread	3.26%	3.18%	3.16%	3.16%	3.12%
Net interest margin	3.62%	3.56%	3.53%	3.53%	3.50%
Net interest margin, fully tax equivalent	3.69%	3.62%	3.61%	3.58%	3.58%

Third quarter 2011 net interest income of $15.1 million increased by $0.4 million compared to the second quarter 2011 and decreased by $1.1 million from the third quarter 2010.  The Company’s net interest margin of 3.62% for the third quarter 2011 reflected an increase of six basis points from the second quarter 2011 and an increase of nine basis points from the third quarter 2010.

Although net interest income increased by $0.4 million during the third quarter 2011 compared to the second quarter 2011, interest income decreased by $0.2 million mostly due to lower loan fee income. Offsetting this slight decline in interest income, interest expense declined by $0.5 million due to a $72.0 million decrease in average time deposits, mostly higher-cost, brokered time deposits. The Company anticipates further reductions in time deposit interest in the fourth quarter of 2011 as a result of scheduled maturities of brokered deposits of $29.2 million with a weighted average cost of 1.86%.

Net interest income decreased by $1.1 million in the third quarter 2011, as compared to the same quarter in 2010, primarily due to an unfavorable $1.9 million volume variance, partially offset by a $0.8 million favorable rate variance. The unfavorable volume variance for the third quarter 2011 as compared to the same quarter in 2010 is due mostly to the $247.9 million decrease in average loan balances, offset by an $83.5 million increase in the average balance of all other earning assets, and a $323.0 million decrease in average time deposits. The favorable rate variance for the third quarter 2011 as compared to the same quarter in 2010 is primarily due to a 74 basis point decrease in the cost of deposits, partially offset by a 35 basis point decrease in the yield on earning assets.  Despite the decrease in net interest income, overall net interest margin improved by nine basis points to 3.62% in the third quarter 2011 as compared to 3.53% in the same quarter in 2010.

Net interest income for the first nine months of 2011 decreased by $4.4 million from $49.0 million for the nine months ended September 2010 to $44.6 million for the nine months ended September 2011. The $4.4 million decline consists of a $5.3 million unfavorable volume variance, partially offset by a $0.9 million favorable rate variance.   The unfavorable volume variance for the first nine months of 2011 as compared to the same period in 2010 is due mostly to a $284.2 million decline in average loan balances, partially offset by a $99.7 million increase in the average balance of all other earning assets and a $296.6 million decrease in average time deposits.  The favorable rate variance for the first nine months of 2011 as compared to the same period in 2010 is due to the 55 basis point decrease in the cost of deposits, partially offset by the 33 basis point decrease in the yield on earning assets.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(In thousands)
Noninterest income:
Customer service and other fees	$2,393	$2,386	$2,343	$7,093	$6,811
Gain (loss) on sale of securities	3,018	(312)	82	3,420	97
Gain on sale of loans	—	—	—	—	1,196
Other	118	262	128	632	596
Total noninterest income	$5,529	$2,336	$2,553	$11,145	$8,700

The $3.2 million increase in noninterest income in the third quarter 2011 as compared to the second quarter 2011 reflects a $3.3 million change in gain/loss on sale of securities from the $0.3 million loss recognized in the second quarter to the $3.0 million gain recognized in the third quarter.  The decision to sell several mortgage-backed securities was primarily based on the expectation that these securities were expected to have significant increases in prepayment speeds, as well as an opportunity to retire $51 million of higher cost Federal Home Loan Bank (“FHLB”) term advances.  The Company determined that it would be advantageous to recognize the unrealized gain on these securities in order to pay the prepayment penalties on the FHLB advances, rather than holding the securities and being repaid at par value. Excluding the $3.0 million gain on securities recognized in the third quarter 2011, noninterest income remained relatively flat compared to the same quarter in 2010.

Excluding the $1.2 million gain on sale of loans recognized in June 2010, noninterest income for the nine months ended September 30, 2011 increased by $3.6 million compared to the same period in 2010.  This increase is primarily the result of a $3.3 million increase in net gains on sale of securities.  Additionally, customer service and other fees increased by $0.3 million year over year, primarily as a result of higher overdraft and interchange fee income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,408	$6,320	$6,551	$19,343	$19,586
Occupancy expense	1,871	1,792	1,890	5,546	5,616
Furniture and equipment	855	913	850	2,662	2,793
Amortization of intangible assets	1,018	1,028	1,285	3,074	3,885
Other real estate owned	90	466	7,836	1,319	13,700
Insurance and assessment	1,017	966	1,596	3,208	5,233
Professional fees	1,016	914	677	2,838	2,293
Prepayment penalty	2,672	—	—	2,672	—
Other general and administrative	2,541	2,275	2,027	6,976	6,151
Total noninterest expense	$17,488	$14,674	$22,712	$47,638	$59,257

The $2.8 million increase in noninterest expense in the third quarter 2011 as compared to the second quarter 2011 is due mostly to a $2.7 million prepayment penalty on the early payoff of $51.0 million Federal Home Loan Bank term advances, an increase in other general and administrative expense of $0.3 million, and a $0.4 million decrease in expenses related to other real estate owned.  As noted above, this $2.7 million prepayment penalty was fully offset by the gain from the sale of mortgage-backed securities. The increase in other general and administrative expense is primarily due to an increase in collection-related expense. The decrease in other real estate owned expense is primarily due to an increase of $0.3 million in operating income from a single property.

Noninterest expense for the nine months ended September 30, 2011 decreased by $11.6 million compared to the same period in 2010 primarily due to a $12.4 million decrease in expenses associated with other real estate owned, a $2.0 million decrease in insurance and assessment expenses, and a $0.8 million decrease in amortization of intangible assets, partially offset by a $0.8 million aggregate increase in several other general and administrative categories and a $2.7 million increase in prepayment penalties related to long-term borrowings as explained above.  The decrease in other real estate owned expense for the year-to-date period in 2011 as compared to the same period in 2010 is mostly due to a reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in insurance and assessment expense for the first nine months of 2011 as compared to the same period in 2010 is due primarily to a favorable change in our risk classification in the third quarter 2010 as well as the implementation of new rules mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. These new rules changed the assessment base from total deposits to average total assets less tangible capital, but also significantly lowered the assessment rates, causing a net favorable impact on our FDIC insurance premiums.

Preferred Stock Dividend/Mandatory Early Conversion of Preferred Stock

Effective August 15, 2011, a regular, quarterly non-cash preferred stock dividend was paid in the form of additional shares of Series A Convertible Preferred Stock to holders of Series A Convertible Preferred Stock in the amount of $1.6 million.  For the nine months ended September 30, 2011, the regular, quarterly, paid-in-kind preferred stock dividend was $4.6 million.

Effective September 30, 2011, a special non-cash preferred stock dividend was paid in the form of additional shares of Series A Convertible Preferred Stock to holders of Series A Convertible Preferred Stock in the amount of $7.3 million pursuant to the Amended and Restated Series A Convertible Preferred Stock Transaction Agreement (the “Transaction Agreement”), dated August 9, 2011, approved by the Company’s stockholders at a special meeting held on September 29, 2011.

The Transaction Agreement also provided for an acceleration of its outstanding Series A Convertible Preferred Stock into the Company’s common stock.  After obtaining regulatory and stockholder approval, on September 30, 2011, the Company completed the accelerated conversion, including the payment of the above mentioned  special paid-in-kind preferred stock dividend, whereby all the outstanding shares of Series A Convertible Preferred Stock, with a liquidation value of $77.9 million (carrying value $76.6 million), were converted into approximately 51.9 million shares of the Company’s common stock, including approximately 12.7 million shares resulting from the combination of the special paid-in-kind dividend and adjustment to the conversion ratio pursuant to the Transaction Agreement. As a result of the special paid-in-kind preferred stock dividend and the adjustment to the conversion ratio, the Company incurred a one-time, non-cash adjustment of approximately $15.2 million in its calculation of basic and diluted earnings per common share during the quarter and nine months ended September 30, 2011.

Balance Sheet

	September 30, 2011	December 31, 2010	% Change	September 30, 2010	% Change
	(Dollars in thousands)
Total assets	$1,692,368	$1,870,052	(9.5)%	$1,933,146	(12.5)%
Average assets, quarter-to-date	1,758,422	1,940,513	(9.4)%	1,962,828	(10.4)%
Loans, net of unearned discount	1,088,358	1,204,580	(9.6)%	1,289,492	(15.6)%
Total deposits	1,330,661	1,462,351	(9.0)%	1,512,479	(12.0)%

Equity ratio - GAAP	10.01%	8.57%	16.8%	9.60%	4.3%
Tangible equity ratio	9.42%	4.39%	114.6%	5.57%	69.1%

At September 30, 2011, the Company had total assets of $1.7 billion, which represented a $177.7 million decline as compared to December 31, 2010 and a $240.8 million decline as compared to September 30, 2010.  The decline in assets from December 31, 2010 is primarily due to a $116.2 million decrease in loans, net of unearned discount. The loan decline was due mostly to a $113.3 million decrease in commercial loans, partially offset by a $4.1 million increase in real estate loans.

In the third quarter 2011, our classified loans declined by $23.6 million and loans internally classified as special mention or watch declined by $14.4 million.  In addition to this $38.0 million decline in classified and watch rated loans, other real estate owned decreased by $6.4 million in the third quarter 2011.  These declines were the result of the continued successful execution of our strategic plan to reduce problem assets.

Pass-rated loans consist of all loans not otherwise adversely classified.  A watch rated loan is still considered pass-rated, but is monitored monthly for potential downgrade. As described above, loans that are adversely classified or on our internal watch list decreased by $38.0 million in the third quarter. While total loans declined slightly by $2.8 million in the third quarter 2011, our pass-rated loans increased by $22.1 million during the third quarter.  In addition, our pipeline of new loan opportunities continued to grow each month.

As discussed above, the Company sold $86.4 million in mortgage-backed securities in September 2011. The decision was primarily based on the expectation that these securities were expected to have significant increases in prepayment speeds, as well as an opportunity to retire $51 million of higher cost FHLB term advances. Through October 11, 2011, the Company purchased $43.2 million in replacement mortgage-backed securities.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
	(In thousands)
Loans on real estate:
Residential and Commercial	$695,027	$675,283	$680,895	$740,106
Construction	50,614	45,421	57,351	56,624
Equity lines of credit	47,040	48,129	50,289	51,903
Commercial loans	237,454	258,990	350,725	370,281
Agricultural loans	11,810	14,193	14,413	16,088
Lease financing	3,143	3,143	3,143	4,014
Installment loans to individuals	24,523	25,912	28,582	30,303
Overdrafts	382	869	565	627
SBA and other	20,082	20,736	20,443	21,595
	1,090,075	1,092,676	1,206,406	1,291,541
Unearned discount	(1,717)	(1,544)	(1,826)	(2,049)
Loans, net of unearned discount	$1,088,358	$1,091,132	$1,204,580	$1,289,492

Since September 30, 2010, the ratio of construction, land and land development loans to capital fell by 19 percentage points to 67% at September 30, 2011.   Similarly, the ratio of commercial real estate loans to capital fell by 44 percentage points to 253% at September 30, 2011.  These ratios are below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans, respectively.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
	(In thousands)
Noninterest-bearing deposits	$443,682	$419,731	$374,500	$358,447
Interest-bearing demand	185,136	183,287	178,042	165,000
Money market	366,367	343,920	357,036	340,706
Savings	89,636	86,139	79,100	76,429
Time	245,840	313,106	473,673	571,897
Total deposits	$1,330,661	$1,346,183	$1,462,351	$1,512,479

Noninterest-bearing deposits as a percentage of total deposits increased to 33.3% at September 30, 2011, as compared to 25.6% at December 31, 2010 and 23.7% at September 30, 2010.

Non-maturing deposits at September 30, 2011 increased by $96.1 million as compared to December 31, 2010 and increased by $144.2 million compared to September 30, 2010.  In addition to the $96.1 million increase in balances of non-maturity deposits in 2011, the total number of customer accounts increased by over 2.3% during the same period.

Time deposits continue to decrease primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits, particularly brokered and internet deposits. Total brokered deposits at September 30, 2011 were $39.7 million as compared to $179.9 million at December 31, 2010 and $206.0 million at September 30, 2010.  Brokered deposits represented 2.9% of total deposits at September 30, 2011 as compared to 12.2% at December 31, 2010 and 13.5% at September 30, 2010.  In addition to this $166.3 million decline in brokered deposits over the past twelve months, we also experienced a $75.7 million decline in internet time deposits over the same time period. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits.  Management monitors time deposit maturities and renewals on a daily basis and will raise rates on local time deposits if necessary to grow such deposits.

Borrowings were $110.2 million at September 30, 2011 as compared to $163.2 million at December 31, 2010 and $164.2 million at September 30, 2010.  The Company elected to payoff $51 million of Federal Home Loan Bank term advances in September 2011. The weighted average rate of these advances was 3.50% with maturity dates that ranged from November 2011 to February 2014. The entire balance of borrowings at each balance sheet date consists of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

All of the Company’s and subsidiary bank’s regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at September 30, 2011.  The Company’s and the subsidiary bank’s actual capital ratios for September 30, 2011 and December 31, 2010 are presented in the table below:

	Ratio at September 30, 2011	Ratio at December 31, 2010	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	16.64%	14.99%	8.00%	N/A
Guaranty Bank and Trust Company	15.90%	14.07%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	15.37%	8.57%	4.00%	N/A
Guaranty Bank and Trust Company	14.63%	12.80%	4.00%	6.00%
Leverage Ratio:
Consolidated	11.36%	6.25%	4.00%	N/A
Guaranty Bank and Trust Company	10.82%	9.33%	4.00%	5.00%

The improvements in the consolidated Tier 1 risk-based capital ratio and leverage ratio are primarily attributable to the mandatory accelerated conversion of preferred stock.   In prior periods, the preferred stock was treated for Tier 1 capital purposes as a restricted core capital element limited to 25% of total Tier 1 capital.  After the conversion, the newly converted common stock is treated as an unrestricted core capital element, which significantly improves our Tier 1 and leverage ratios.

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At September 30, 2011, approximately $19.6 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.51% of the consolidated risk-weighted assets.  In addition, approximately $1.3 million of deferred tax assets were disallowed for purposes of computing consolidated Tier 1 capital.

Asset Quality

The following table presents select asset quality data (excluding loans held for sale) as of the dates indicated:

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands)
Nonaccrual loans	$31,590	$42,142	$62,650	$74,304	$65,921
Other nonperforming loans	583	1,675	1,506	3,317	4,420

Total nonperforming loans (NPLs)	$32,173	$43,817	$64,156	$77,621	$70,341
Other real estate owned and foreclosed assets	22,008	28,362	33,611	22,898	45,700

Total nonperforming assets (NPAs)	$54,181	$72,179	$97,767	$100,519	$116,041

Accruing loans past due 90 days or more (1)	$583	$1,675	$1,506	$3,317	$4,420

Accruing loans past due 30-89 days (1)	$9,358	$4,750	$14,593	$21,555	$21,876

Allowance for loan losses	$35,852	$38,855	$46,879	$47,069	$41,898

Selected ratios:
NPLs to loans, net of unearned discount	2.96%	4.02%	5.70%	6.44%	5.45%
NPAs to total assets	3.20%	4.13%	5.33%	5.38%	6.00%
Allowance for loan losses to NPAs	66.17%	53.83%	47.95%	46.83%	36.11%
Allowance for loan losses to NPLs	111.43%	88.67%	73.07%	60.64%	59.56%
Allowance for loan losses to loans, net of unearned discount	3.29%	3.56%	4.16%	3.91%	3.25%
Loans 30-89 days past due to loans, net of unearned discount	0.86%	0.44%	1.30%	1.79%	1.70%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

The following table summarizes our past due loans by class (excluding loans held for sale) as of the dates indicated:

September 30, 2011	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Related Allowance	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$5,005	$291	$23,362	$28,658	$2,710	$693,932
Construction Loans	—	—	418	418	—	50,534
Commercial Loans	2,534	291	4,684	7,509	1,273	237,080
Consumer Loans	694	1	2,322	3,017	322	71,833
Other	1,125	—	804	1,929	178	34,979
Total	$9,358	$583	$31,590	$41,531	$4,483	$1,088,358

June 30, 2011	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Related Allowance	Total Loans
			(In thousands)
Commercial and Residential Real Estate	$1,624	$1,573	$32,495	$35,692	$2,666	$674,329
Construction Loans	—	—	418	418	—	45,357
Commercial Loans	1,064	102	5,064	6,230	1,081	258,624
Consumer Loans	978	—	2,154	3,132	136	74,805
Other	1,084	—	2,011	3,095	294	38,017
Total	$4,750	$1,675	$42,142	$48,567	$4,177	$1,091,132

During the third quarter 2011, all categories of classified and watch list loans declined by an aggregate of $37.9 million.  In particular, during the third quarter 2011, nonaccrual loans decreased by $10.6 million, other classified loans decreased by $13.0 million and loans classified as special mention or watch decreased by $14.4 million.  Nonaccrual loans decreased due to $4.0 million of net charge-offs, with the remainder due mostly to loan payoffs, net of new additions.

Net charge-offs in the third quarter 2011 were $4.0 million as compared to $9.0 million in the second quarter 2011 and $7.5 million in the third quarter 2010.  Approximately $3.1 million of the charge-offs in the third quarter were related to eight customers, with an outstanding balance of $3.5 million prior to the charge-offs.  Approximately half of these charge offs in the third quarter were specifically allocated as of June 30, 2011.

The general component of the allowance for loan losses decreased slightly from $34.7 million at June 30, 2011.  The majority of this decline is due to an adjustment in the historical component of the allowance, based on lower levels of charge offs replacing higher levels of charge offs from prior periods. The general component represented 2.88% of loans, net of unearned discount, at September 30, 2011 as compared to 3.18% of loans, net of unearned discount, at the end of the previous quarter.

The Company recorded a provision for loan losses in the third quarter 2011 of $1.0 million, as compared to $1.0 million in the second quarter 2011 and $2.5 million in the third quarter 2010.  The consistent level in the provision for loan losses quarter over quarter reflects the continued shrinkage of our loan portfolio combined with the fact that half of the charge-offs taken in the third quarter were specifically reserved for as of June 30, 2011.

Shares Outstanding

As of September 30, 2011, the Company had 105,300,569 shares of common stock outstanding, consisting of 100,205,569 shares of voting common stock and 5,095,000 shares of non-voting common stock. The total common shares outstanding of 105,300,569 shares includes 1,668,959 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan.

Effective September 30, 2011, the Company consummated the accelerated conversion of its Series A Convertible Preferred Stock pursuant to the Transaction Agreement. The Company issued to the holders of Series A Convertible Preferred Stock an aggregate of 7,294 shares of Series A Convertible Preferred Stock as a special payment-in-kind dividend and, immediately thereafter, issued an aggregate of 49,416,505 shares of its voting common stock and 2,485,502 shares of its non-voting common stock to the holders of Series A Convertible Preferred Stock in connection with the accelerated mandatory conversion of the Series A Convertible Preferred Stock at a conversion price of $1.50 per share. All of the non-voting common stock was issued to Castle Creek Capital Partners IV, LP (“CC Fund IV”). Additionally, immediately following the consummation of the transaction, CC Fund IV, as permitted by the Company’s certificate of incorporation, elected, with the prior approval of the Company, to convert 2,609,498 shares of voting common stock held by it into an equal number of shares of non-voting common stock, resulting in CC Fund IV owning an aggregate of 5,095,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$169,450	$165,734	$160,283	$185,594
Less: Preferred share liquidation preference	—	(69,013)	(66,025)	(64,579)
Stockholders’ equity attributable to common shares	169,450	96,721	94,258	121,015
Less: Intangible assets	(10,980)	(11,998)	(14,054)	(15,337)
Tangible common equity	$158,470	$84,723	$80,204	$105,678

Number of common shares outstanding and to be issued	105,457,136	53,389,052	53,529,950	53,694,478

Book value per common share	$1.61	$1.81	$1.76	$2.25
Tangible book value per common share	$1.50	$1.59	$1.50	$1.97

Total stockholders’ equity	$169,450	$165,734	$160,283	$185,594
Less: Intangible assets	(10,980)	(11,998)	(14,054)	(15,337)
Tangible common equity (after giving effect to conversion of preferred stock)	$158,470	$153,736	$146,229	$170,257

Number of shares of preferred stock outstanding	—	69,013	66,025	64,579
Number of shares of common stock to be issued upon conversion of preferred stock	—	38,340,556	36,680,556	35,877,222
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	105,457,136	91,729,608	90,210,506	89,571,700

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.50	$1.68	$1.62	$1.90

Tangible Common Equity Ratio

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$169,450	$165,734	$160,283	$185,594
Less: Intangible assets	(10,980)	(11,998)	(14,054)	(15,337)
Convertible Preferred Stock	—	(67,806)	(64,818)	(63,372)
Tangible common equity	$158,470	$85,930	$81,411	$106,885

Total assets	$1,692,368	$1,747,060	$1,870,052	$1,933,146
Less: Intangible assets	(10,980)	(11,998)	(14,054)	(15,337)
Tangible assets	$1,681,388	$1,735,062	$1,855,998	$1,917,809

Equity ratio — GAAP (Total stockholders’ equity / total assets)	10.01%	9.49%	8.57%	9.60%
Tangible common equity ratio (Tangible equity / tangible assets)	9.42%	4.95%	4.39%	5.57%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2011	December 31, 2010	September 30, 2010
	(In thousands)
Assets
Cash and due from banks	$93,226	$141,465	$109,770
Securities available for sale, at fair value	284,523	389,530	370,555
Securities held to maturity	15,591	11,927	13,346
Bank stocks, at cost	14,306	17,211	17,230
Total investments	314,420	418,668	401,131

Loans, net of unearned discount	1,088,358	1,204,580	1,289,492
Less allowance for loan losses	(35,852)	(47,069)	(41,898)
Net loans	1,052,506	1,157,511	1,247,594
Loans held for sale	14,200	14,200	—
Premises and equipment, net	55,390	57,399	58,044
Other real estate owned and foreclosed assets	22,008	22,898	45,700
Other intangible assets, net	10,980	14,054	15,337
Securities sold, not yet settled	89,161	—	—
Other assets	40,477	43,857	55,570
Total assets	$1,692,368	$1,870,052	$1,933,146

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$443,682	$374,500	$358,447
Interest-bearing demand	551,503	535,078	505,706
Savings	89,636	79,100	76,429
Time	245,840	473,673	571,897
Total deposits	1,330,661	1,462,351	1,512,479
Securities sold under agreements to repurchase and federal funds purchased	16,392	30,113	17,951
Borrowings	110,181	163,239	164,242
Subordinated debentures	41,239	41,239	41,239
Securities purchased, not yet settled	10,095	—	—
Interest payable and other liabilities	14,350	12,827	11,641
Total liabilities	1,522,918	1,709,769	1,747,552

Stockholders’ equity:
Preferred stock and Additional paid-in capital - Preferred stock	—	64,818	63,372
Common stock and Additional paid-in capital - Common stock	704,562	619,509	619,240
Shares to be issued for deferred compensation obligations	237	237	237
Accumulated deficit	(435,292)	(419,562)	(396,976)
Accumulated other comprehensive income (loss)	2,505	(2,220)	2,209
Treasury Stock	(102,562)	(102,499)	(102,488)
Total stockholders’ equity	169,450	160,283	185,594
Total liabilities and stockholders’ equity	$1,692,368	$1,870,052	$1,933,146

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,900	$19,012	$45,433	$59,245
Investment securities:
Taxable	2,853	1,966	8,836	5,097
Tax-exempt	498	682	1,484	2,106
Dividends	166	185	495	552
Federal funds sold and other	86	77	261	296
Total interest income	18,503	21,922	56,509	67,296
Interest expense:
Deposits	1,353	3,688	5,868	12,395
Securities sold under agreement to repurchase and federal funds purchased	19	26	60	102
Borrowings	1,299	1,329	3,891	3,944
Subordinated debentures	720	683	2,121	1,894
Total interest expense	3,391	5,726	11,940	18,335
Net interest income	15,112	16,196	44,569	48,961
Provision for loan losses	1,000	2,500	4,000	14,900
Net interest income, after provision for loan losses	14,112	13,696	40,569	34,061
Noninterest income:
Customer service and other fees	2,393	2,343	7,093	6,811
Gain on sale of securities	3,018	82	3,420	97
Gain on sale of loans	—	—	—	1,196
Other	118	128	632	596
Total noninterest income	5,529	2,553	11,145	8,700
Noninterest expense:
Salaries and employee benefits	6,408	6,551	19,343	19,586
Occupancy expense	1,871	1,890	5,546	5,616
Furniture and equipment	855	850	2,662	2,793
Amortization of intangible assets	1,018	1,285	3,074	3,885
Other real estate owned, net	90	7,836	1,319	13,700
Insurance and assessments	1,017	1,596	3,208	5,233
Professional fees	1,016	677	2,838	2,293
Prepayment penalty	2,672	—	2,672	—
Other general and administrative	2,541	2,027	6,976	6,151
Total noninterest expense	17,488	22,712	47,638	59,257
Income (loss) before income taxes	2,153	(6,463)	4,076	(16,496)
Income tax benefit	—	(2,456)	—	(6,290)
Net Income (loss)	$2,153	$(4,007)	$4,076	$(10,206)

Net loss applicable to common stockholders	$(14,649)	$(5,428)	$(15,730)	$(14,377)

Loss per common share–basic:	$(0.28)	$(0.11)	$(0.30)	$(0.28)
Loss per common share–diluted:	(0.28)	(0.11)	(0.30)	(0.28)

Weighted average common shares outstanding-basic	51,828,165	51,698,129	51,815,618	51,655,592
Weighted average common shares outstanding-diluted	51,828,165	51,698,129	51,815,618	51,655,592

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,103,832	$1,259,392	$1,351,752	$1,136,304	$1,420,534
Securities	401,298	402,101	345,650	404,439	292,913
Other earning assets	150,471	141,025	122,658	146,075	157,943
Average earning assets	1,655,601	1,802,518	1,820,060	1,686,818	1,871,390
Other assets	102,821	137,995	142,768	111,368	137,991

Total average assets	$1,758,422	$1,940,513	$1,962,828	$1,798,186	$2,009,381

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$434,207	$374,004	$347,288	$414,551	$350,777
Interest-bearing deposits	918,904	1,137,216	1,181,290	982,025	1,226,826
Average deposits	1,353,111	1,511,220	1,528,578	1,396,576	1,577,603
Other interest-bearing liabilities	228,534	232,459	226,430	228,992	226,538
Other liabilities	7,844	10,520	17,160	8,178	13,161
Total average liabilities	1,589,489	1,754,199	1,772,168	1,633,746	1,817,302
Average stockholders’ equity	168,933	186,314	190,660	164,440	192,079
Total average liabilities and stockholders’ equity	$1,758,422	$1,940,513	$1,962,828	$1,798,186	$2,009,381

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands)
Nonaccrual loans and leases	$31,590	$42,142	$62,650	$74,304	$65,921
Other nonperforming loans	583	1,675	1,506	3,317	4,420
Total nonperforming loans	$32,173	$43,817	$64,156	$77,621	$70,341
Other real estate owned and foreclosed assets	22,008	28,362	33,611	22,898	45,700
Total nonperforming assets	$54,181	$72,179	$97,767	$100,519	$116,041

Impaired loans	$32,173	$43,817	$64,156	$77,621	$70,341
Allocated allowance for loan losses	(4,483)	(4,177)	(12,136)	(6,659)	(3,539)
Net investment in impaired loans	$27,690	$39,640	$52,020	$70,962	$66,802

Accruing loans past due 90 days or more	$583	$1,675	$1,506	$3,317	$4,420

Accruing loans past due 30-89 days	$9,358	$4,750	$14,593	$21,555	$21,876

Charged-off loans	$4,135	$9,997	$2,850	$14,635	$7,953
Recoveries	(132)	(973)	(660)	(306)	(485)
Net charge-offs	$4,003	$9,024	$2,190	$14,329	$7,468

Provision for loan losses	$1,000	$1,000	$2,000	$19,500	$2,500

Allowance for loan losses	$35,852	$38,855	$46,879	$47,069	$41,898

Allowance for loan losses to loans, net of unearned discount	3.29%	3.56%	4.16%	3.91%	3.25%
Allowance for loan losses to nonaccrual loans	113.49%	92.20%	74.83%	63.35%	63.56%
Allowance for loan losses to nonperforming assets	66.17%	53.83%	47.95%	46.83%	36.11%
Allowance for loan losses to nonperforming loans	111.43%	88.67%	73.07%	60.64%	59.56%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	4.88%	6.45%	8.43%	8.19%	8.69%
Nonperforming assets to total assets	3.20%	4.13%	5.33%	5.38%	6.00%
Nonaccrual loans to loans, net of unearned discount	2.90%	3.86%	5.56%	6.17%	5.11%
Nonperforming loans to loans, net of unearned discount	2.96%	4.02%	5.70%	6.44%	5.45%
Annualized net charge-offs to average loans	1.44%	3.24%	0.75%	4.51%	2.19%